Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-158354, 333-158353, 3330-174746, 333-172782, 333-175067, and 333-196486, Forms S-8 No. 333-144636, 333-153176, 333-183166, 333-164883, 333-202689, 333-208193 and 333-208387) of Insulet Corporation and in the related Prospectus of our report dated February 29, 2016 (except for the effects of discontinued operations, as discussed in Notes 2 and 18, as to which the date is September 6, 2016), with respect to the consolidated financial statements and schedule of Insulet Corporation included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP
Boston, Massachusetts
September 6, 2016